                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:                      AMERICAN CENTURY GROWTH FUNDS, INC.
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Address of Principal Business Office (No. and Street, City, State, Zip Code):

            4500 MAIN STREET, 9TH FLOOR, KANSAS CITY, MISSOURI 64111
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Telephone Number (Including Area Code):             (816) 531-5575
                                        ----------------------------------------

Name and Address of Agent for Service of Process:

DAVID C. TUCKER, ESQ., 4500 MAIN STREET, 9TH FLOOR, KANSAS CITY, MISSOURI 64111
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Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [ X ]   NO[  ]

                                   SIGNATURES

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Kansas City and State of Missouri on the 1st day of March,
2006.

                                    American Century Growth Funds, Inc.
                             --------------------------------------------------
                                          (Name of Registrant)

                             By:   /s/ Charles A. Etherington
                                   --------------------------------------------
                                   Charles A. Etherington
                                   Vice President
                                   (Name of director, trustee or officer
                                   signing on behalf of Registrant)

ATTEST:  /s/ Brian L. Brogan
         -------------------------------------
         Brian L. Brogan
                    (Name)

         Assistant Vice President
         -------------------------------------
                   (Title)